CERTIFICATE OF FORMATION

OF

CINTECH I LLC

1. The name of the limited liability company is CinTech I LLC.

2. The address of its registered office in the State of Delaware is 1209
Orange Street, In the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS  WHEREOF,  the  undersigned  has executed  this  Certificate  of
Formation of CinTech I LLC on this 15th day of November, 2000.

                                          CINTECH I LLC

                                          By:  /s/ Lynn Buckley
                                          ---------------------
                                          Name:  Lynn T. Buckley
                                          Title:  Authorized Person